Exhibit 2.1

PAUL COUCHOT - State Bar No. 131934

SEAN A. O’KEEFE - State Bar No. 122417

WINTHROP COUCHOT

PROFESSIONAL CORPORATION

660 Newport Center Drive, Ste. 400

Newport Beach, CA 92660

Telephone: (949) 720-4100

Facsimile: (949) 720-4111

Thomas E. Patterson, Esq. (SBN 130723)

Martin R. Barash (SBN 162314)

KLEE, TUCHIN, BOGDANOFF & STERN LLP

2121 Avenue of the Stars, 33rd Floor

Los Angeles, California 90067

Telephone: (310) 407-4000

Facsimile: (310) 407-9090

General Insolvency Counsel for Debtor and Debtor-in-Possession	Counsel for the Ad Hoc Committee of Equityholders

Thomas E. Patterson, Esq. (SBN 130723)

Martin R. Barash (SBN 162314)

KLEE, TUCHIN, BOGDANOFF & STERN LLP

2121 Avenue of the Stars, 33rd Floor

Los Angeles, California 90067

Telephone: (310) 407-4000

Facsimile: (310) 407-9090

Mark I. Bane (MB-4883)

D. Ross Martin (BBO#629853)

ROPES & GRAY LLP

45 Rockefeller Plaza

New York, New York 10111

Telephone: (212) 841-5700

Facsimile: (212) 841-5725

Counsel for the Ad Hoc Committee of Equityholders

Counsel for the Ad Hoc Committee of Equityholders

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF CALIFORNIA

In re SERACARE LIFE SCIENCES, INC., A California Corporation Debtor and Debtor-in- Possession	CASE NO. 06-00510-LA11 Chapter 11 Proceedings FIRST AMENDED JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED Dept: 2 Judge: Hon. Louise DeCarl Adler

FIRST AMENDED JOINT PLAN OF REORGANIZATION

OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

#115247 vl — 1st Amended Plan as Modified

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

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JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

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JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

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JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

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ARTICLE I.

INTRODUCTION

Section 1.1. This First Amended Plan of Reorganization as modified, dated as of December 28, 2006 (the “Plan”) is proposed by SeraCare Life Sciences, Inc., a California corporation (the “Debtor”) and the Ad Hoc Equity Committee, pursuant to Bankruptcy Code Section 1121(a).

Section 1.2. All holders of Claims against and Interests in the Debtor are encouraged to read this Plan and the accompanying solicitation materials in their entirety.

Section 1.3. Statements Made Solely by Debtor and Ad Hoc Committee. All statements in this Plan and the accompanying solicitation materials concerning the history of the Debtor’s business, the Debtor’s past or present financial condition, transactions to which the Debtor was or is party, or the effect of confirmation of the Plan on secured creditors, unsecured creditors or equity interest holders are attributable exclusively to the Joint Plan Proponents and not to any other party.

ARTICLE II.

DEFINITIONS; RULES OF CONSTRUCTION

Section 2.1. Interpretation, Rules of Construction, Computation of Time. The provisions of the Plan shall control over any descriptions thereof contained in the Disclosure Statement.

2.1.1. Any term used in the Plan that is not defined in the Plan, either in Section 2.2 or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning assigned to that term in (and shall be construed in accordance with the rules of construction under) the Bankruptcy Code or the Bankruptcy Rules. Without limiting the foregoing, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the Plan, unless superseded herein. The definitions

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

and rules of construction contained herein do not apply to the Disclosure Statement or to the Exhibits to the Plan except to the extent expressly so stated in the Disclosure Statement or in each Exhibit to the Plan.

2.1.2. The words “herein,” “hereof,” “hereto,” “hereunder” and others of similar import refer to the Plan as a whole and not to any particular Article, Section, subsection or clause contained in the Plan, unless the context requires otherwise.

2.1.3. Unless specified otherwise in a particular reference, all references in the Plan to Articles, Sections and Exhibits are references to Articles, Sections and Exhibits of or to the Plan.

2.1.4. Any reference in the Plan to a contract, document, instrument, release, bylaw, certificate, indenture or other agreement being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions.

2.1.5. Any reference in the Plan to an existing document or Exhibit means such document or Exhibit as it may have been amended, restated, modified or supplemented as of the Effective Date.

2.1.6. Whenever from the context it is appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter.

2.1.7. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

2.1.8. All Exhibits and Schedules to the Plan are incorporated into the Plan, and shall be deemed to be included in the Plan, regardless of when filed.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

Section 2.2. Definitions. In addition to such other terms as are defined in other Sections of the Plan, the following terms have the following meanings as used in the Plan:

2.2.1. “Ad Hoc Committee” means the Ad Hoc Equity Committee of SeraCare Life Sciences, Inc., whose members are Harbinger Capital Partners Master Fund I Ltd., Harbinger Capital Partners Special Situations Fund L.P., Black Horse Capital Partners and The Wolfson Group.

2.2.2. “Administrative Claim” means a Claim against the Debtor entitled to priority under Bankruptcy Code Section 507(a)(2).

2.2.3. “Allowed” means, with respect to Claims, (a) any Claim against the Debtor, proof of which is timely filed or by order of the Bankruptcy Court is not or will not be required to be filed, (b) any Claim against the Debtor that has been or is hereafter listed in the Schedules as neither disputed, contingent or unliquidated, (c) any Claim against the Debtor allowed pursuant to this Plan; and in the cases of (a) and (b) above as to which either (i) no objection to the allowance or level of priority or seniority thereof has been interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court and such time period or extension thereof has expired, or (ii) such an objection has been so interposed and the Claim shall have been allowed by a Final Order (but only to the extent so allowed).

2.2.4. “Avoidance Actions” means all causes of action to avoid or recover transfers or obligations recognized under Bankruptcy Code Sections 502(d), 542, 543, 544, 545, 546, 547, 548, 549, 550, 551 and 553(b).

2.2.5. “Backstop Commitment Letters” means the Commitment Letters dated November 10, 2006 written by the Backstop Purchasers.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

2.2.6. “Backstop Purchasers” means Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partner Special Situations Fund L.P., [Blackhorse Fund], and electing Wolfson Group Members.

2.2.7. “Ballots” means the ballots upon which holders of impaired Claims and Interests entitled to vote on the Plan may indicate their acceptance or rejection of the Plan.

2.2.8. “Bank Claims” means all Claims of the administrative agent, collateral agent and the lenders under the Revolving/Term Credit and Security Agreement dated as of September 14, 2004, as amended and in effect.

2.2.9. “Bankruptcy Code” means Title 11 of the United States Code, as the same was in effect on the Petition Date, as amended by any amendments applicable to the Case.

2.2.10. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of California, or, to the extent that such court ceases to exercise jurisdiction over the Case, such other court or adjunct thereof that exercises jurisdiction over the Case.

2.2.11. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as in effect on the Petition Date and hereafter amended as applicable to the Case.

2.2.12. “Bar Date” means August 1, 2006; provided, however, September 22, 2006 for governmental units and October 31, 2006 for certain persons listed on the Debtor’s First Amendment to its Schedules.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

2.2.13. “Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

2.2.14. “Case” means the Debtor’s above-captioned case under the Bankruptcy Code.

2.2.15. “Cash” means cash and cash equivalents, including wire transfers, checks, other readily marketable direct obligations of the United States of America and other similar items.

2.2.16. “Claims” has the meaning provided in Bankruptcy Code Section 101(5).

2.2.17. “Class” means one of the classes of Claims or Interests that are substantially similar in nature to each other, established under Article IV of this Plan.

2.2.18. “Class Action Class 6B Claim” means Claim No. 300, filed by Richard Westlund et al. in the Case.

2.2.19. “Class 5 Disputed Claim Reserve” means, at any time an amount of Cash equal to the Cash that would be distributed to all holders of Claims in Class 5 that are at such time Disputed Claims, if all Claims in Class 5 alleged by such holders were Allowed in full.

2.2.20. “Commerce Bank Claims” means the Claims of Commerce Bank.

2.2.21. “Common-Stock Interests” means all Interests in the Debtor that are not Common-Stock Option Interests.

2.2.22. “Common-Stock Option Interests” means all Interests in the Debtor that consist either of an option to purchase common stock of the Debtor, or a warrant to obtain common stock of the Debtor.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

2.2.23. “Confirmation” means the entry of the Confirmation Order.

2.2.24. “Confirmation Date” means the date on which Bankruptcy Court enters the Confirmation Order.

2.2.25. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of this Plan.

2.2.26. “Confirmation Order” means the Bankruptcy Court’s order confirming this Plan pursuant to Bankruptcy Code Section 1129.

2.2.27. “Cure Claims” has the meaning set forth in Section 10.2.

2.2.28. “D&O Actions” means, collectively, any causes of action that the Debtor or the Estate have, as of the Effective Date, against the present and former directors and officers of the Debtor, any affiliates of them, former counsel and accountants to the Debtor and any committee of its board of directors, any former underwriters of securities of the Debtor, and Carolina Casualty Company and including the D&O Adversary.

2.2.29. “D&O Adversary” means the adversary proceeding relating to Non-Settled D&O Actions, that may be commenced by the Ad Hoc Committee following the Confirmation Date and before the Effective Date, as contemplated by this Plan.

2.2.30. “Debtor” has the meaning set forth in Section 1.1.

2.2.31. “Designated Derivative Shareholder” means a person designated by the Ad Hoc Committee in the Plan Supplement.

2.2.32. “Disallowed” means, with respect to Claims and Interests, any Claim against, or Interest in, the Debtor that the Bankruptcy Court has disallowed by a Final Order or this Plan.

2.2.33. “Disbursing Agent” means Reorganized SeraCare.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

2.2.34. “Disclosure Statement” means the disclosure statement used to solicit acceptances and rejections of this Plan.

2.2.35. “Disclosure Statement Order” means the order of the Bankruptcy Court approving solicitation of votes to accept or reject this Plan.

2.2.36. “Disputed” means with respect to Claims and Interests, any Claim or Interest that is either (i) listed on the Debtor’s schedules as disputed, unliquidated or contingent or (ii) is the subject of a claim objection filed prior to the Confirmation Date.

2.2.37. “Distribution Record Date” means three business days after the Confirmation Date.

2.2.38. “Effective Date” means the first Business Day after the conditions set forth in Section 12.2 have been satisfied or waived.

2.2.39. “Electing Class 3 Claimant” means each holder of a Class 3 Claim who makes the election contemplated by Section 8.4.3(b).

2.2.40. “Electing D&O” means the present and former directors and officers of the Debtor who make the election contemplated by Section 8.4.2(b).

2.2.41. “Estate” means the estate created in the Case for the Debtor, by operation of Bankruptcy Code Section 541.

2.2.42. “Estate Causes of Action” means all claims, counterclaims and causes of action, whether known or unknown, of the Debtor or the Estate, and including Avoidance Actions and the D&O Actions, against any Person.

2.2.43. “Estimated” means, with respect to any Claim for which a motion to estimate such Claim has been filed, the amount of such Claim as estimated, for all purposes including distributions, by the Bankruptcy Court by a Final Order (but only to the extent so estimated).

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

2.2.44. “Exculpated D&O” means the current members of the Special Committee of Independent Directors of the Debtor, all current officers of the Debtor and Cathryn Low and Tom Lawlor.

2.2.45. “Final Order” means an order or judgment of the Bankruptcy Court that has not been reversed, stayed, modified or amended and as to which the time to appeal or seek review, rehearing, reargument or certiorari has expired and as to which no appeal or petition for review, rehearing, reargument, stay or certiorari is pending, or as to which any right to appeal or to seek certiorari, review or rehearing has been waived, or, if an appeal, reargument, petition for review, certiorari or rehearing has been sought, the order or judgment of the Bankruptcy Court that has been affirmed by the highest court to which the order was appealed or from which the reargument, review or rehearing was sought, or certiorari has been denied, and as to which the time to take any further appeal, or seek further reargument, review, certiorari or rehearing has expired.

2.2.46. “510(b) Claims” means all Claims against the Debtor that would be of the same priority as Class 7 Interests pursuant to Bankruptcy Code Section 510(b), including all Claims asserted by officers, directors, accountants or underwriters of the Debtor, or by Pecks Management or funds or accounts managed by Pecks Management, seeking indemnification, reimbursement or contribution from claims that, if asserted against the Debtor, would be of the same priority as Class 7 Interests pursuant to Bankruptcy Code Section 510(b).

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

2.2.47. “General Unsecured Claims” means all Claims against the Debtor that are not Administrative Claims, Priority Tax Claims, Bank Claims, Junior Secured Note Claims, Miscellaneous Secured Claims, Commerce Bank Claims, Priority Claims, or 510(b) Claims.

2.2.48. “Governmental 510(b) Claims” means all 510(b) Claims of the Securities and Exchange Commission.

2.2.49. “Governmental Investigations” means the investigations that have been initiated by the Securities and Exchange Commission and the United States Department of Justice regarding the Debtor and related persons, any enforcement action or other proceeding arising from such investigations, and any other similar investigation or proceeding, whether administrative, civil or otherwise, by any federal or state governmental entity.

2.2.50. “Initial Reorganized SeraCare Common Stock” means a number of shares of Reorganized SeraCare Common Stock equal to the number of outstanding and issued shares of common stock of the Debtor as of the Distribution Record Date.

2.2.51. “Interests” means “equity security” as that term is defined in Bankruptcy Code Section 101(17).

2.2.52. “Joint Plan Proponents” means, collectively, the Debtor and the Ad Hoc Committee.

2.2.53. “Junior Notes Agreement” means the Subordinated Note Agreement dated as of September 14, 2004 among the Debtor, the noteholders named therein and David Barrett Inc. as administrative agent for the noteholders, as amended and in effect.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

2.2.54. “Junior Secured Note Claims” means all Claims against the Debtor under the Junior Notes Agreement.

2.2.55. “Local Bankruptcy Rules” means the Local Rules of the Bankruptcy Court.

2.2.56. “Miscellaneous Secured Claim” means a Claim, payment of which is secured by any interest of the Debtor in any property, or which is entitled to setoff pursuant to Bankruptcy Code Sections 506(a) and 553, except Bank Claims, Junior Secured Note Claims and Commerce Bank Claims.

2.2.57. “Net Enterprise Value” means the value of the Debtor’s assets less all liabilities of the Debtor, excluding any Claims that would be within Class 6B.

2.2.58. “Nongovernmental 510(b) Claims” means all 510(b) Claims except the claim of the Securities and Exchange Commission or any other governmental unit acting in its regulatory or police-power capacities.

2.2.59. “Non-Settled D&O Actions” means all D&O Actions except those against the present and former directors and officers of the Debtor who elect to participate in the settlement contemplated by Section 8.4.2.

2.2.60. “Official Creditors Committee” means the Official Committee of Unsecured Creditors appointed in the Case by the United States Trustee.

2.2.61. “Petition Date” means March 22, 2006.

2.2.62. “Plan” means this Plan of Reorganization, as it may be amended and modified from time to time.

2.2.63. “Plan Documents” means the Reorganized SeraCare Charter, the Reorganized SeraCare Bylaws and other corporate governance and related documents as may be determined by the Joint Plan Proponents to be necessary or desirable in order to effectuate the reorganization of the Debtor contemplated by this Plan.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

2.2.64. “Plan Objection Deadline” means the date set in the Voting Procedures Order for parties to file timely any objections to the Plan.

2.2.65. “Plan Rate” means: (a) if a Claim is for taxes, the rate provided by Bankruptcy Code Section 511; (b) the contractual rate enforceable under applicable law; (c) 4.76%; or (d) any higher rate provided by a Final Order of the Bankruptcy Court.

2.2.66. “Plan Supplement” means the supplementary documents to be filed by the Joint Plan Proponents not later than 30 days prior to the Confirmation Hearing.

2.2.67. “Plan Support Agreement” means the plan support agreement, dated November 10, 2006, between SeraCare Life Sciences, Inc., Harbinger Capital Partners Master Fund I, L.P., Harbinger Capital Partners Special Situations Fund L.P., Blackhorse Capital Advisors LLC and certain funds and accounts collectively known as The Wolfson Group.

2.2.68. “Post-Petition Interest” means, with respect to any Claim or portion thereof being paid, interest at the Plan Rate from the Petition Date to the date of such payment on the Allowed amount of such Claim or the portion thereof being paid.

2.2.69. “Priority Claims” means all Claims against the Debtor accorded priority in right of payment under Bankruptcy Code Section 507(a), other than Administrative Claims and Priority Tax Claims.

2.2.70. “Priority Tax Claims” means all Claims against the Debtor for taxes and interest entitled to priority pursuant to Bankruptcy Code Section 507(a)(8).

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

2.2.71. “Professionals” means those Persons: (a) employed pursuant to Bankruptcy Court order in accordance with Bankruptcy Code Sections 327, 328 or 1103; or (b) for which the Bankruptcy Court has allowed compensation and reimbursement pursuant to Bankruptcy Code Sections 503(b)(2), (3) or (4).

2.2.72. “Pro Rata Share” means, as of the date of calculation and with respect to an Allowed Claim or Interest in a particular Class, a percentage equal to (a) the amount of the holder’s Allowed Claim (or the amount of shares of an Interest held by such Holder) divided by (b) the total amount of Allowed and Disputed Claims (or total amount of Interests) of such Class.

2.2.73. “Reorganized SeraCare” means SeraCare Reorganization Company, Inc., a Delaware corporation.

2.2.74. “Reorganized SeraCare Bylaws” means the Amended and Restated Bylaws of Reorganized SeraCare in substantially the form set forth in the Plan Supplement.

2.2.75. “Reorganized SeraCare Charter” means the Amended and Restated Certificate of Incorporation of Reorganized SeraCare, in substantially the form set forth in the Plan Supplement.

2.2.76. “Reorganized SeraCare Common Stock” means common stock issued pursuant to the Reorganized SeraCare Charter.

2.2.77. “Rights Offering” means the financing contemplated by Article IX.

2.2.78. “Rights Offering Agent” means Financial Balloting Group LLC.

2.2.79. “Rights Offering Price” means $4.75/share.

2.2.80. “Rights Offering Record Date” means the Voting Record Date.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

2.2.81. “Rights Offering Shares” means 4,250,000 shares of common stock of Reorganized SeraCare.

2.2.82. “Rights Offering Trust Account” means the trust account or similarly segregated account or accounts maintained by the Rights Offering Agent in accordance with Section 9.4 of this Plan, which shall be separate and apart from the Rights Offering Agent’s general operating funds and/or any other funds subject to any lien or any cash collateral arrangements.

2.2.83. “Schedules” means the schedules of assets and liabilities that the Debtor has filed in the Case, including any amendments and supplements thereto.

2.2.84. “Securities Class Action” means the action styled In re SeraCare Life Sciences Inc. Securities Litigation, S.D. Cal. No. 05-CV-2335.

2.2.85. “Subscription Expiration Date” means Voting Deadline.

2.2.86. “Subscription Form” means the ballot for holders of Class 7 Interests, which includes provisions for each such holder to elect to participate in the Rights Offering.

2.2.87. “Subscription Purchase Price” means the Rights Offering Price multiplied by the number of Rights Offering Shares a holder seeks to purchase.

2.2.88. “Subscription Rights” means the right to subscribe for shares as set forth in Article IX.

2.2.89. “Voting Deadline” means the date set in the Voting Procedures Order for parties to file timely any objections to the Plan.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

2.2.90. “Voting Record Date” means the date set by the Bankruptcy Court in the Disclosure Statement Order as the record date for holders of claims and interests to be considered holders for purposes of voting to accept or reject this Plan.

ARTICLE III.

METHOD OF CLASSIFICATION OF CLAIMS

AND INTERESTS AND GENERAL PROVISIONS

Section 3.1. General Rules of Classification. Generally, a Claim or Interest is classified in a particular Class for voting and distribution purposes only to the extent the Claim or Interest qualifies within the description of that Class, and is classified in another Class to the extent that the Claim or Interest qualifies within the description of such other Class. Unless otherwise provided, to the extent a Claim qualifies for inclusion in a more specifically defined Class and a more generally defined Class, it shall be included in the more specifically defined Class. A Claim or Interest is classified in a particular Class regardless of whether the Claim or Interest is an Allowed Claim or Interest in that Class, or only asserted as such, but only to the extent that it has not been paid, released or otherwise satisfied before the Effective Date.

Section 3.2. Administrative Claims and Priority Tax Claims. Administrative Claims and Priority Tax Claims have not been classified and are excluded from the Classes set forth in Article IV in accordance with Bankruptcy Code Section 1123(a)(1). Priority Claims are classified in Class 1.

Section 3.3. Satisfaction of Claims and Interests. The treatment to be provided for Allowed Claims and Interests pursuant to this Plan and the consideration provided therefor herein shall be in full satisfaction, settlement and release of such Claims and Interests.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

ARTICLE IV.

CLASSIFICATION OF OTHER CLAIMS AND INTERESTS

Section 4.1. All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the following Classes for the Debtor.

4.1.1.   Class 1 shall consist of all Priority Claims.

4.1.2.   Class 2 shall consist of all Bank Claims.

4.1.3.   Class 3 shall consist of Junior Secured Note Claims.

4.1.4.   Class 4 shall consist of Miscellaneous Secured Claims.

4.1.5.   Class 4A shall consist of Commerce Bank Claims.

4.1.6.   Class 5 shall consist of General Unsecured Claims.

4.1.7.   Class 6A shall consist of Governmental 510(b) Claims.

4.1.8.   Class 6B shall consist of Nongovernmental 510(b) Claims.

4.1.9.   Class 7 shall consist of Common-Stock Interests.

4.1.10. Class 8 shall consist of Common-Stock Option Interests.

ARTICLE V.

IDENTIFICATION OF CLASSES OF CLAIMS AND

INTERESTS IMPAIRED AND UNIMPAIRED BY THIS PLAN

Section 5.1. Classes of Claims and Interests impaired by this Plan and Entitled to Vote. Unless otherwise ordered by the Bankruptcy Court Common-Stock Interests (Class 7) are impaired by this Plan and the holders thereof are entitled to vote to accept or reject the Plan.

Section 5.2. Unimpaired Classes Conclusively Deemed to Accept this Plan. Unless otherwise ordered by the Bankruptcy Court, Priority Claims (Class 1), Bank Claims (Class 2), Junior Secured Note Claims (Class 3), Miscellaneous Secured Claims (Class 4), Commerce Bank Claims (Class 4A), General Unsecured Claims (Class 5), Governmental 510(b) Claims (Class 6A) and Common-Stock Option Interests (Class 8) are unimpaired by this Plan. Pursuant to

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

Bankruptcy Code Section 1126(f), the holders of such Claims and Interests are unimpaired and are conclusively presumed to accept this Plan, and the votes of such holders are not being solicited.

Section 5.3. Impairment Status of Class 6B. Nongovernmental 510(b) Claims (Class 6B) shall be treated as unimpaired if the Estimated amount of the Class Action Class 6B Claim is paid in Cash, and shall otherwise be treated as impaired. Holders of Class 6B Claims shall provisionally vote on the Plan, and their votes shall be determined if an election is made to provide holders of Class 6B Claims with equity securities instead of Cash.

Section 5.4. Confirmation Pursuant to Bankruptcy Code Section 1129(b). The Joint Plan Proponents intend to request that the Bankruptcy Court confirm this Plan in accordance with Bankruptcy Code Section 1129(b) if any Class entitled to vote rejects the Plan.

ARTICLE VI.

TREATMENT OF ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

Section 6.1. Treatment of Allowed General Administrative Claims. Unless otherwise provided for herein, Allowed Administrative Claims shall be paid in full in Cash, and each holder of an Allowed Administrative Claim (including all compensation and reimbursement of expenses of Professionals pursuant to Bankruptcy Code Sections 327, 328, 329, 330, 331, 503(b)(1), 503(b)(4) or 1103) shall be paid by the Debtor 100% of the Allowed amount of such Administrative Claim in Cash on or as soon as reasonably practicable after the later of: (a) the Effective Date; and (b) the date such Administrative Claim becomes Allowed; provided, however, that an Allowed Administrative Claim representing obligations incurred in the ordinary course of business shall be paid in accordance with its terms and conditions consistent with past practice; and, provided, further, that an Allowed Administrative Claim may be paid on such other terms and conditions as are agreed to between Reorganized SeraCare and the holder of such Allowed Administrative Claim.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

Section 6.2. Treatment of Allowed Priority Tax Claims. Allowed Priority Tax Claims shall be assumed by Reorganized SeraCare and each holder of an Allowed Priority Tax Claim shall be paid by Reorganized SeraCare Cash equal to the Allowed amount of such Claim plus Post-Petition Interest, on or as soon as reasonably practicable after the later of (a) the Effective Date and (b) the date such Claim becomes an Allowed Priority Tax Claim.

ARTICLE VII.

TREATMENT OF OTHER CLAIMS AND INTERESTS

Section 7.1. Treatment of Allowed Priority Claims (Class 1).

7.1.1. Unless otherwise agreed to by the holder of an Allowed Priority Claim and Reorganized SeraCare, Reorganized SeraCare shall assume each Allowed Priority Claim and each holder of an Allowed Priority Claim shall be paid by Reorganized SeraCare Cash equal to the Allowed amount of such Claim plus Post-Petition Interest, on or as soon as reasonably practicable after the later of (a) the Effective Date; (b) the date such Claim becomes an Allowed Priority Claim; and (c) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understanding relating thereto between the Debtor and the holder of such Claim that provides for treatment less favorable to the holder of such Allowed Claim than otherwise provided herein.

7.1.2. Class 1 is being treated as unimpaired and the holders of Claims in Class 1 shall be deemed to accept the Plan.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

Section 7.2. Treatment of Bank Claims (Class 2).

7.2.1. Each Allowed Bank Claim shall be paid in full in Cash the Allowed amount of Claim on the Effective Date.

7.2.2. Class 2 is being treated as unimpaired and the holders of Claims in Class 2 shall be deemed to accept the Plan.

Section 7.3. Treatment of Junior Secured Note Claims (Class 3).

7.3.1. Each Allowed Junior Secured Note Claim shall be paid in full in Cash the Allowed amount of such Claim, subject to all defenses, setoffs and counterclaims that the Debtor and the Estate have with respect to such Claim and against the holder of such Claim, as soon as reasonably practical after the later of (a) the Effective Date and (b) the date on which such Claim becomes an Allowed Claim; provided that such treatment of each holder shall also be subject to any election that such holder makes under Section 8.4.3.

7.3.2. Class 3 is being treated as unimpaired and the holders of Claims in Class 3 shall be deemed to accept the Plan.

Section 7.4. Treatment of Miscellaneous Secured Claims (Class 4).

7.4.1. Each Miscellaneous Secured Claim shall have all obligations in respect of such Claim assumed by Reorganized SeraCare, subject to all defenses, setoffs and counterclaims that the Debtor and the Estate have with respect to such Claim and against the holder of such Claim. The acceleration of any Miscellaneous Secured Claim shall be deemed rescinded as of the Effective Date, pursuant to Bankruptcy Code Section 1124(2).

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7.4.2. Class 4 is being treated as unimpaired under the Plan. Holders of Claims in Class 4 shall be deemed to accept the Plan.

Section 7.5. Treatment of Commerce Bank Claim (Class 4A).

7.5.1. Each Commerce Bank Claim shall have all obligations in respect of such Claim assumed by Reorganized SeraCare. The acceleration of any Commerce Bank Claim shall be deemed rescinded as of the Effective Date, pursuant to Bankruptcy Code Section 1124(2).

7.5.2. Class 4A is being treated as unimpaired under the Plan. Holders of Claims in Class 4A shall be deemed to accept the Plan.

Section 7.6. Treatment of General Unsecured Claims (Class 5).

7.6.1. Each holder of an Allowed General Unsecured Claim shall be paid by Reorganized SeraCare Cash equal to the Allowed amount of such Claim plus Post-Petition Interest, on (a) the Effective Date for any such Claim that has not been objected to prior to the Confirmation Date; and (b) as soon as practicable after the date such Claim becomes an Allowed General Unsecured Claim.

7.6.2. Class 5 is being treated as unimpaired under the Plan. Holders of Claims in Class 5 shall be deemed to accept the Plan.

Section 7.7. Treatment of Governmental 510(b) Claims (Class 6A).

7.7.1. Each holder of an Allowed Governmental 510(b) Claim shall be paid by Reorganized SeraCare Cash equal to the Allowed amount of such Claim, on or as soon as reasonably practicable after the later of (a) the Effective Date and (b) the date such Claim becomes an Allowed Governmental 510(b) Claim.

7.7.2. Class 6A is being treated as unimpaired under the Plan. Holders of Claims in Class 6A shall be deemed to accept the Plan.

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Section 7.8. Treatment of Nongovernmental 510(b) Claims (Class 6B).

7.8.1. Each holder of an Allowed or Estimated 510(b) Claim shall either: (a) be paid in full in Cash the Allowed or Estimated amount of such Claim; or, (b) if the Joint Plan Proponents elect, as alternative treatment for all Class 6B holders, receive Initial Reorganized SeraCare Common Stock of a value equal to the product of: (i) the Allowed or Estimated amount of such Claim divided by (ii) the sum of (A) the total Estimated and Allowed amounts of all Class 6B Claims plus the Net Enterprise Value of the Debtor, as of the Confirmation Date.

7.8.2. Class 6B is being treated as (a) unimpaired under the Plan unless the election is made to distribute stock to the Class 6B Claims and (b) impaired in any other case. Holders of Claims in Class 6B shall be deemed to accept the Plan if such Class is unimpaired.

Section 7.9. Treatment of Common-Stock Interests (Class 7).

7.9.1. Each holder of an Allowed Common-Stock Interest shall receive, for each share of common stock of the Debtor:

(a) if the election is made to pay Class 6B Claims in Cash, (i) one share of the Initial Reorganized SeraCare Common Stock and (ii) its Pro Rata Share of the Subscription Rights; or

(b) in any other circumstance, (i) its Pro Rata Share of all Initial Reorganized SeraCare Common Stock that is not otherwise distributed to Class 6B and (ii) its Pro Rata Share of the Subscription Rights.

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7.9.2. Class 7 is being treated as impaired under the Plan. Holders of Claims in Class 7 shall be entitled to vote to accept or reject the Plan.

Section 7.10. Treatment of Common-Stock Option Interests (Class 8).

7.10.1. On the Effective Date, all Common-Stock Option Interests shall be exchanged, as permitted by the terms of the relevant option agreements and option plans, for corresponding options of Reorganized SeraCare.

7.10.2. Class 8 is being treated as unimpaired under the Plan. Holders of Claims in Class 8 shall be deemed to accept the Plan.

ARTICLE VIII.

MEANS FOR IMPLEMENTATION OF THE PLAN

Section 8.1. Reorganized SeraCare. On the Effective Date, the following events shall occur:

8.1.1. The Debtor shall be merged into Reorganized SeraCare, and Reorganized SeraCare shall change its name to SeraCare Life Sciences, Inc., all as contemplated by Section 8.2.

8.1.2. The Rights Offering contemplated by Article IX shall be consummated.

Section 8.2. Merger and Reorganized SeraCare.

8.2.1. Reorganized SeraCare shall file the Reorganized SeraCare Charter and a certificate of merger with the Delaware Secretary of State, and the Debtor shall file a certificate of merger with the California Secretary of State. The Debtor shall thereupon be deemed to be Reorganized SeraCare. Reorganized SeraCare shall be deemed to have adopted the Reorganized SeraCare Bylaws. The directors and officers of the Debtor shall

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

be deemed to have resigned as of the Effective Date, and the persons to be the directors and officers of Reorganized SeraCare shall be:

Directors:	Gene Davis Harbinger Designee acceptable to Debtor, identified in Plan Supplement

Blackhorse Designee acceptable to Debtor, identified in Plan Supplement

Current member of board and/or designee of CEO, identified in Plan Supplement

Susan Vogt

Officers:	Susan Vogt (President and Chief Executive Officer)

Gregory Gould (Treasurer and Chief Financial Officer)

Gregory Gould (Secretary)

8.2.2. Reorganized SeraCare Common-stock shall be issued in book-entry form via The Depository Trust Company. Beneficial holders recognized as holders of Common-Stock Interests hereunder shall receive their distributions via book-entry and the indirect-holding system.

Section 8.3. Registration Rights.

8.3.1. From and after the Effective Date, Reorganized SeraCare shall as promptly as possible file and use best efforts to (i) register all of the Reorganized SeraCare Common Stock issued to the Backstop Purchasers (except such shares that are exempt from registration pursuant to Bankruptcy Code Section 1145) for resale, in accordance with the requirements of the Securities Act of 1933, (ii) register the Reorganized SeraCare Common Stock pursuant to Section 12(g) of the Securities Exchange Act of 1934 and (iii) obtain listing of the Reorganized SeraCare Common

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

Stock on the NASDAQ or NYSE exchanges. Each of the Backstop Purchasers shall also have two demand registration rights and unlimited piggyback registration rights. Reorganized SeraCare shall be required to comply with customary registration procedures and shall provide customary indemnification to selling stockholders.

8.3.2. The Company shall pay for all costs of all such registrations, including filing fees and the costs of preparing all registration statements and fees and expenses of selling shareholders (but not including underwriters’ discounts or commissions, or transfer taxes). Any cutbacks shall be pro rata among the Company and all shareholders invoking registration rights.

Section 8.4. Settlements.

8.4.1. Post-Petition Exculpation. As of the Effective Date, the Debtor and its Estate, the Official Creditors Committee and its members, the Ad Hoc Committee and its members, and the Exculpated D&O shall be deemed to have released each other from all claims and causes of action solely with respect to events after the Petition Date, whether known or unknown, relating in any way to the Debtor and/or its Estate.

8.4.2. Election for D&O to Settle Claims Relating to Debtor.

(a) Each present or former director and officer of the Debtor may elect, prior to the 20th day after entry of the Disclosure Statement Order, to settle all disputes between that person and the Debtor and the Estate, on the terms set forth in this Section 8.4.2.

(b) Such election shall be made by a signed writing reasonably acceptable to the Joint Plan Proponents (including a representation that no claims or interests of such person have been transferred since the Petition Date), and

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

must also include a vote by such person to accept this Plan with all interests that such person has in Class 7 and a certification that such person has not and will not object, and has not and will not assist any other person in objecting, to this Plan, or to any other plan of which the Ad Hoc Committee is a proponent or co-proponent so long as such plan includes the settlement set forth in this Section 8.4.2.

(c) As of the Effective Date, (i) all Electing D&O shall be deemed to have released the Debtor and all other Electing D&O of all claims, except any Class 3 Claims, including any claims for fees, indemnification, reimbursement, contribution, salary, bonus or severance, known or unknown, based on any claim, counterclaim or cause of action, known or unknown, that arose before the Petition Date, including the Governmental Investigations, the Securities Class Action and any allegations of breach of fiduciary duty and (ii) the Debtor and its Estate shall be deemed to have released the Electing D&O from all Estate Causes of Action, including counterclaims, against the Electing D&O, through the Effective Date.

8.4.3. Election for Class 3 Holders.

(a) Each holder of a Class 3 Claims may elect, prior to the 20th day after entry of the Disclosure Statement Order, to settle all disputes between that person and the Debtor and the Estate, on the terms set forth in this Section 8.4.3.

(b) Such election shall be made by a signed writing reasonably acceptable to the Joint Plan Proponents (including a representation that no claims or interests of such person have been transferred since the Petition Date, and the binding agreement with respect to any claims asserted by any agent of such

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

holder), and must also include a vote by such person to accept this Plan with all claims in Class 3 and interests that such person has in Class 7 and a certification that such person has not and will not object, and has not and will not assist any other person in objecting, to this Plan, or to any other plan of which the Ad Hoc Committee is a proponent or co-proponent so long as such plan includes the settlement set forth in this Section 8.4.3.

(c) As of the Effective Date, (i) all Electing Class 3 Claimants shall be deemed to have released the Debtor of all claims, except any Class 3 Claims, including any claims for fees, indemnification, reimbursement, contribution, salary, bonus or severance, known or unknown, based on any claim, couterclaim or cause of action, known or unknown, that arose before the Petition Date, including the Governmental Investigations, the Securities Class Action and any allegations of breach of fiduciary duty, (ii) all Electing Class 3 Claimants shall be deemed to waive any portion of their Class 3 Claim that constitutes prepayment premium and/or default interest, (iii) all Electing Class 3 Claimants shall be deemed to consent to any modification of the Joint Plan that does not change the treatment of Class 3 except for providing that the payment of the Allowed amount of the Claim shall occur on the 15th day after the Effective Date, (iv) the Debtor and its Estate shall be deemed to have released all objections, counterclaims and setoffs to the Class 3 Claim of such holder and (v) such holder’s Class 3 Claim shall be allowed for all purposes, and such holder shall therefore be paid Cash in the Allowed amount of such Claim on or as soon as practicable after the Effective Date (or 15 days thereafter, if the Joint Plan is modified as contemplated by clause (iv)).

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(d) As settlement of claims and disputes between the Joint Plan Proponents and Barry Plost, Plost shall be deemed to have made the election set forth in Sections 8.4.2 and 8.4.3 of this Plan, subject to the amendments set forth in this clause (d): (i) the Debtor shall pay Plost, in connection with his Class 3 Claim, $150,000 on account of default interest, prepayment penalties and reimbursement of attorneys’ fees and costs of Plost referable to Plost’s Class 3 Claim; and (ii) the Class 3 Claim of the Junior Lienholders also shall include as yet unpaid attorney’s fees and costs owed to Irell & Manella LLP and Munger, Tolles & Olson LLP.

8.4.4. Global Release Including Unknown Claims. Except as to the consensual releases among the Electing D&O, the releases contained in Sections 8.4.2 and 8.4.3 shall not be construed as a release of any claims or causes of action that any non-Debtor party has against any person other than the Debtor. In granting the releases set forth in Sections 8.4.2 and 8.4.3, the parties expressly waive any rights or benefits available to them under the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE OTHER PARTY.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

The parties to the releases in this Plan shall be deemed to understand and acknowledge (and any election will confirm) that the statutory language of Section 1542 of the California Civil Code may apply to their respective releases as set forth in this Plan, but nonetheless elect to waive any rights which they may have under said Civil Code Section. Any election, and this Plan, shall be deemed executed voluntarily by the parties thereto with full knowledge of their significance and legal effect.

8.4.5. Continuation of Litigation Against Non-Settling D&O and Certain Other Parties.

(a) On and after the Confirmation Date, and until the Effective Date, the Ad Hoc Committee shall be designated as estate representative under Bankruptcy Code Section 1123, with authority to commence, prosecute and compromise any of the Non-Settled D&O Actions; provided, however, that the Ad Hoc Committee shall have no obligation to commence any such actions.

(b) On the Effective Date, the Designated Derivative Shareholder shall be designated as estate representative under Bankruptcy Code Section 1123, with authority to commence, prosecute and compromise the Non-Settled D&O Actions. No person other than the Designated Derivative Shareholder shall have any standing to prosecute any of the Non-Settled D&O Actions. All Non-Settled D&O Actions are hereby deemed to be derivative actions.

(c) Any recovery in the Non-Settled D&O Actions (less all collection costs including fees of counsel (including contingency fees, if any)) shall be turned over to Reorganized SeraCare.

(d) The Designated Derivative Shareholder shall select counsel to

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

pursue the Non-Settled D&O Actions, and more than one such counsel may be selected. Counsel selected shall be paid on a contingency basis not to exceed payment of 33% of any recovery plus all out-of-pocket expenditures; provided, however, that the Designated Derivative Shareholder shall be empowered to negotiate a lower fee. Counsel selected shall either be: (i) one or more of the counsel who originally filed derivative actions against the directors and officers of the Debtor and/or (ii) other counsel approved after motion filed by the Designated Derivative Shareholder with the Bankruptcy Court, with notice to all parties having filed notices of appearance in the Case prior to the Effective Date.

(e) The Ad Hoc Committee (acting pursuant to clause (a)) and the Designated Derivative Shareholder shall not be liable for any action or inaction on their part relating to any of the Non-Settled D&O Actions, except in the case of gross negligence or bad faith.

8.4.6. Claim for Gateway. Gateway Capital Management, LLC is hereby granted an administrative priority claim in the amount of its actual legal fees and expenses, not to exceed $200,000 payable upon the Effective Date, upon the occurrence of the agreed terms and conditions.

8.4.7. Claim for Allegiant. Cohanzick Management LLC, Fairfield Greenwich Group, Gruber & McBain Capital Management, Triage Capital Management LP, Robeco Investment Management, Foxhill Capital Partners LLC and Seven Bridges Management, L.P. (collectively, “Allegiant”) are hereby granted, collectively, an administrative priority claim in the amount of $400,000 payable upon the Effective Date upon the occurrence of the agreed terms and conditions.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

Section 8.5. Recognition of Beneficial Ownership of Shares. Except as expressly provided herein, for all purposes under this Plan, holders of the ultimate beneficial interest in Common-Stock Interests of the Debtor shall be treated as the holders of such Interests.

Section 8.6. Revesting of Assets. Except with respect to the distributions to be paid in accordance with this Plan, all transfers between any of the Debtor, the Estate and Reorganized SeraCare shall be free and clear of all liens, claims, encumbrances and interests and the assets of the Estate shall be deemed to vest or revest in Reorganized SeraCare, as appropriate, free and clear of all liens, claims, encumbrances and interests of all Persons.

Section 8.7. Substantial Consummation of Plan. This Plan shall be deemed substantially consummated pursuant to Bankruptcy Code Section 1101(2) upon the satisfaction or waiver of the conditions set forth in Section 12.2 and the occurrence of all of the matters set forth in Sections 8.1-8.2. At such time, the Joint Plan Proponents shall declare the Effective Date to have occurred, and shall file with the Court, in the Case, a notice of such occurrence.

Section 8.8. Retention of Causes of Action. Pursuant to Bankruptcy Code Section 1123(b)(3)(B), as of the Effective Date all causes of action of the Debtor and its Estate against any Person (excluding causes of action released by this Plan), shall vest in Reorganized SeraCare except for the Non-Settled D&O Actions, which are vested in the Designated Derivative Shareholder.

Section 8.9. Exemption from Securities Registration. All of the Reorganized SeraCare Common Stock, except such stock that is issued to the Backstop Purchasers other than in respect of their Common-Stock Interests, shall be exempt from registration as provided by Section 1145 of the Bankruptcy Code, unless the holder is an underwriter as defined in Section 1145.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

Section 8.10. Exemption from Certain Transfer Taxes. Pursuant to, and to the fullest extent permitted by, Bankruptcy Code Section 1146(c): (i) the issuance, transfer or exchange of any securities, instruments or documents; (ii) the creation of any other lien, mortgage, deed of trust or other security interest; or (iii) the making or assignment of any lease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of or in connection with, this Plan, including any deeds, bills of sale or assignments executed in connection with this Plan or the Confirmation Order shall not be subject to any stamp tax, transfer tax, intangible tax, recording fee, or similar tax, charge or expense.

Section 8.11. Implementation and Carrying Out the Plan. The Debtor, Reorganized SeraCare, and the Designated Derivative Shareholder are hereby authorized and directed to take all reasonably necessary or reasonably desirable steps, including any steps requested by the Joint Plan Proponents, to execute any documents and perform all reasonably necessary or reasonably desirable acts, to consummate the terms and conditions of this Plan on the Effective Date. On or before the Voting Record Date, the Joint Plan Proponents may file with the Bankruptcy Court such agreements and other documents as may be reasonably necessary or reasonably desirable to effectuate or further evidence the terms and conditions of this Plan and the Plan Documents. Pursuant to Delaware General Corporation Law Section 303 and California Corporation Code Section 1400, all terms of and actions contemplated by this Plan, and all transactions contemplated thereby, may be put into effect and carried out without the directors, officers or shareholders of the Debtor or Reorganized SeraCare taking any further action.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

Section 8.12. Plan as Compromise and Settlement. This Plan is a compromise and settlement of various claims and disputes in and relating to the Case, and is being approved and authorized pursuant to Bankruptcy Rule 9019.

Section 8.13. Distributions. The distributions contemplated by this Plan shall be made in accordance with Article VII.

ARTICLE IX.

THE RIGHTS OFFERING

Section 9.1. Issuance of Subscription Rights. Each holder of a Common-Stock Interest that was a holder as of the Rights Offering Record Date shall receive Subscription Rights entitling such holder to purchase its Pro Rata Share, out of all outstanding and issued Common-Stock Interests as of the Rights Offering Record Date, of 4,250,000 shares of Reorganized SeraCare Common Stock. All Reorganized SeraCare Common Stock issued pursuant to the Rights Offering shall be issued on the Effective Date or as soon thereafter as is practicable. Holders of Common-Stock Interests, as of the Rights Offering Record Date, shall have the right, but not the obligation, to participate in the Rights Offering as provided herein.

Section 9.2. Subscription Period. The Rights Offering shall commence as of the Solicitation Date. Each holder of a Common-Stock Interest intending to participate in the Rights Offering must affirmatively elect to exercise its Subscription Rights on or prior to the Subscription Expiration Date. Valid elections to participate in the Rights Offering shall be irrevocable. A holder of Common-Stock Interests may elect to participate in the Rights Offering with respect to all or any portion of such holder’s Common-Stock Interests. After the Subscription Expiration Date, unexercised Subscription Rights with respect to the Rights Offering shall be treated as shares to be purchased by the Backstop Purchasers pursuant to the

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

Backstop Commitment Letters, and any exercise of such Subscription Rights shall be null and void and any such purported exercise received by the Rights Offering Agent after the Subscription Expiration Date shall not be honored, regardless of when the documents relating to such exercise were sent. The Backstop Purchasers have agreed to participate in the Rights Offering with respect to all Common-Stock Interests held by them as of the Rights Offering Record Date.

Section 9.3. Subscription Purchase Price. Each holder of a Subscription Right shall be required to pay, on or prior to the Subscription Expiration Date, the Subscription Purchase Price.

Section 9.4. Exercise of Subscription Rights.

(a) In order to exercise Subscription Rights, each holder of a Common-Stock Interest must: (a) be a holder of such Common-Stock Interest as of the Rights Offering Record Date, (b) return a duly completed Subscription Form to the Rights Offering Agent or, in the case of Common-Stock Interests held through a bank or brokerage firm, arrange for such firm to affect their subscription through DTC, so that such form or DTC instruction is actually received by the Rights Offering Agent on or before the Subscription Expiration Date and (c) pay to the Rights Offering Agent on or before the Subscription Expiration Date, or by DTC to the Rights Offering Agent, such holder’s Subscription Purchase Price multiplied by the number of Rights Offering Shares it seeks to purchase in accordance with the wire instructions set forth on the Subscription Form or by bank or cashier’s check delivered to the Rights Offering Agent together with the Subscription Form. The payments made in accordance with the Rights Offering

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

shall be deposited and held by the Rights Offering Agent in the Rights Offering Trust Account until the Effective Date or such other later date, at the option of Reorganized SeraCare. The Rights Offering Trust Account will be maintained by the Rights Offering Agent for the purpose of holding the money for administration of the Rights Offering. The Rights Offering Agent shall not use such funds for any other purpose and shall not encumber or permit such funds to be encumbered with any lien or similar encumbrance.

(b) If the Rights Offering Agent for any reason does not receive from a holder of Subscription Rights (or DTC) both a duly completed Subscription Form or equivalent instructions from DTC on or prior to the Subscription Expiration Date, and immediately available funds in an amount equal to such holder’s Subscription Purchase Price on or prior to the Subscription Expiration Date, or payment by DTC, such holder shall be deemed to have relinquished and waived its right to participate in the Rights Offering. Each holder of a Common-Stock Interest as of the Rights Offering Record Date intending to participate in the Rights Offering must affirmatively elect to exercise its Subscription Right(s) on or prior to the Subscription Expiration Date.

(c) The Joint Plan Proponents may adopt such additional detailed procedures consistent with the provisions of this Article IX to more efficiently administer the exercise of the Subscription Rights.

(d) All questions concerning the timeliness, viability, form and eligibility of any exercise of Subscription Rights shall be determined by the Bankruptcy Court.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

Section 9.5. Transfer Restriction; Revocation. The Subscription Rights are not transferable. Any such transfer or attempted transfer is null and void. Once the holder of a Common-Stock Interest has properly exercised its Subscription Rights, such exercise will not be permitted to be revoked.

Section 9.6. No Interest. No interest shall be paid to entities exercising Subscription Rights on account of amounts paid in connection with such exercise.

ARTICLE X.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 10.1. Assumption and Rejection of Executory Contracts and Unexpired Leases. On the Effective Date, all executory contracts and unexpired leases to which the Debtor is party, and that have not previously been rejected, shall be deemed assumed by the Debtor and assigned to Reorganized SeraCare; provided, however, that all prepetition indemnification agreements and obligations shall be deemed rejected as of the Effective Date.

Section 10.2. Cure Claims. The Disclosure Statement Order shall have provided that the Joint Plan Proponents shall have provided notice to all known counterparties to executory contracts and unexpired leases and that counterparties to executory contracts and unexpired leases (and other persons who may have rights with respect to such contracts and leases) must, not later than the Confirmation Objection Deadline, assert claims for the curing of defaults that must be paid in accordance with Bankruptcy Code Section 365 (“Cure Claims”), by filing such claim in a pleading in the Case. Any Person who has not timely filed a Cure Claim with respect to a particular executory contract or unexpired lease shall have no Cure Claim with respect to such executory contract or unexpired lease. Objections to Cure Claims may be filed by the Ad Hoc Committee, the Debtor or Reorganized SeraCare, and may be filed at any time up to the 30th day after the Effective Date. The Bankruptcy Court shall determine any disputes over Cure Claims.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

Section 10.3. Cure Amounts. Any Cure Claim with respect to executory contracts or unexpired leases being assumed under Section 10.1 shall be paid by Reorganized SeraCare on the later of (i) the Effective Date or (ii) the date on which the amount of any Cure Claim that has been timely objected to has been determined by the Bankruptcy Court pursuant to a Final Order.

Section 10.4. Rejection Damages Claims. Any proof of claim with respect to any executory contract rejected pursuant to this Plan shall be filed not later than the 30th date after the Effective Date; any proof of claim for such rejection damages not filed by such date shall be disallowed and permanently barred.

ARTICLE XI.

DISTRIBUTIONS

Section 11.1. Disbursing Agent. The Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by this Plan. The Disbursing Agent shall serve without bond. Distributions of money shall be from the assets of Reorganized SeraCare, including the proceeds of the Right Offering.

Section 11.2. Distribution Record Date. With respect to holders of all General Unsecured Claims against the Debtors, on the Voting Record Date, the claims register shall be closed. The Debtor and Reorganized SeraCare shall have no obligation to recognize any transfer of any Claims occurring after the close of business after such date.

Section 11.3. Timing of Disbursement of Property. On the Effective Date, Reorganized SeraCare shall establish and fund the Class 5 Disputed Claims Reserve in an amount sufficient to make the payments required under the Plan to Holders of Disputed Class 5

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

Claims as and when such claims may be Allowed. The funds in the Class 5 Disputed Claim reserve shall not be distributed except (i) to the holder of a Disputed Claim when such claim is Allowed and (ii) to Reorganized SeraCare when such claim is Disallowed. Property to be distributed hereunder to holders of Allowed Claims and Interests shall be distributed on or as soon as reasonably practicable after the later of (a) the Effective Date or (b) the date the order of the Bankruptcy Court allowing such Claim becomes a Final Order, including any Final Orders governing fee applications.

Section 11.4. No Fractional Distributions. No fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional shares. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

Section 11.5. Cash Payments. Any Cash payments made pursuant to this Plan will be made in U.S. dollars. Cash payments made pursuant to this Plan in the form of check shall be null and void if not cashed within 90 days of the date of issuance thereof.

Section 11.6. Delivery of Distributions. Subject to Bankruptcy Rule 9010, distributions to holders of Allowed Claims under this Plan shall be made to the address of such holder listed on any proof of claim filed by such holder, or if such holder did not file a proof of claim, the address listed for such holder on the Debtor’s Schedules or Statement of Financial Affairs filed in the Case, as amended, supplemented or modified. Subject to Section 11.7, undeliverable distributions shall remain in the possession of the Disbursing Agent, as applicable.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

Section 11.7. Surrender of Common-Stock Interests. Each holder of Common-Stock Interests shall surrender such Interests to the Disbursing Agent, or in the event such Interests are held in the name of, or by a nominee of, DTC, the Disbursing Agent shall seek the cooperation of DTC to provide appropriate instructions to the Disbursing Agent. No distributions under the Plan shall be made for or on behalf of any such holder unless and until such Interest is received by the Disbursing Agent or appropriate instructions from DTC shall be received by the Disbursing Agent, or the loss, theft or destruction of such Interest is established to the reasonable satisfaction of the Disbursing Agent, which satisfaction may require such holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Debtor, Reorganized SeraCare and Disbursing Agent harmless in respect of such Interest and any distributions made in respect thereof. Upon compliance with this Section by a holder of any Interest, such holder shall, for all purposes under the Plan be deemed to have surrendered such interest. Any holder of Common-Stock Interests that fails to surrender such Interest or satisfactorily explain its non-availability to the Disbursing Agent within six (6) months of the Effective Date shall be deemed to have no further Interest in the Debtor and Reorganized SeraCare (or their property) or the Disbursing Agent in respect of such Interest and shall not participate in any distribution under the Plan. All property in respect of such forfeited distributions, including interest thereon, shall revert to Reorganized SeraCare.

Section 11.8. Withholding Taxes. The Debtor or the Disbursing Agent, as the case may be, shall be entitled, but shall have no obligation, to deduct any federal, state or local withholding taxes from any payments or distributions made with respect to Allowed Claims, as reasonably appropriate. All entities holding Allowed Claims shall be required to provide any information reasonably requested to effect the withholding of such taxes.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

Section 11.9. Unclaimed Property. Any Person who fails to claim any Cash, Reorganized SeraCare Common Stock or any options being issued to Class 8 Interest Holders to be distributed hereunder within six (6) months from the Effective Date shall forfeit all rights to any such distributions and any further distributions under this Plan. Upon forfeiture, such Cash (including interest thereon) or interests shall be retained by Reorganized SeraCare. Nothing herein shall require the Debtor, Reorganized SeraCare or the Disbursing Agent to attempt to locate or notify any Person with respect to any forfeited property; provided, however, that prior to such forfeiture being effective, Reorganized SeraCare shall file a notice of such forfeiture in the Case, and 15 days shall have elapsed from such filing. Persons who fail to claim Cash or Interests timely shall forfeit their rights thereto and shall have no claim whatsoever with respect thereto against the Debtor, Reorganized SeraCare, the Disbursing Agent or any holder of an Allowed Claim or Allowed Interest to which distributions are made.

Section 11.10. Disputed Claims. If the Debtor or any other party in interest disputes any Claim or Interest, such dispute shall be determined, resolved or adjudicated, as the case may be, under applicable law by the Bankruptcy Court. Among other things, the Debtor, Reorganized SeraCare, the Ad Hoc Committee and the Designated Derivative Shareholder (with respect to any claims of any defendant in the Non-Settled D&O Actions) may each elect, at their respective sole option, to object to or seek estimation under Bankruptcy Code Section 502 with respect to any proof of Claim or Interest filed by or on behalf of a holder of a Claim or Interest and that is not Allowed pursuant to this Plan.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

Section 11.11. Objections to Claims and Interests. After the Confirmation Date no party in interest shall have the right to object to Claims against or Interests in the Debtor except for objections that have previously been filed. All claims objections shall be filed not later than the Confirmation Date, or shall be forever barred.

Section 11.12. No Distributions Pending Allowance. No payments or distributions shall be made on account of any Claim or Interest, including a Disputed Claim or Interest, until such Claim becomes an Allowed Claim or Interest; provided, however, that a holder of a Disputed Common-Stock Interest shall be permitted to fully participate in the Rights Offering.

Section 11.13. Post-Confirmation Reports and Fees. Reorganized SeraCare shall file all required post-confirmation reports with the Office of the United States Trustee and shall pay all post-confirmation fees charged or assessed against the Debtor’s estate under 28 U.S.C. § 1930. Reorganized SeraCare shall, at an appropriate time, file a motion to close the Case.

ARTICLE XII.

CONDITIONS TO CONFIRMATION AND CONSUMMATION

Section 12.1. Conditions to Confirmation.

12.1.1. There shall be a Final Order of the Bankruptcy Court approving the Disclosure Statement;

12.1.2. There shall be a Final Order of the Bankruptcy Court providing that the Estimated amount of the Class Action Class 6B Claim is equal to or less than $1,000,000;

12.1.3. There shall be a Final Order of the Bankruptcy Court (including any agreed orders with respect to the Electing D&O) disallowing all contingent indemnification and contribution claims that have been filed in the Case and any such Claim filed thereafter; and

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

12.1.4. The total amount of all Allowed and Disputed Class 5 Claims shall not exceed $11,000,000.

Section 12.2. Conditions to Effective Date.

12.2.1. The Bankruptcy Court shall have entered the Confirmation Order, the Confirmation Order shall be a Final Order, and shall be in form and substance reasonably acceptable to the Joint Plan Proponents;

12.2.2. All authorizations, consents and regulatory approvals required, if any, in connection with the Plan’s effectiveness, shall have been obtained;

12.2.3. No court shall have entered an order restraining the consummation of this Plan;

12.2.4. The Subscription Period shall have passed and the Rights Offering shall have been consummated;

12.2.5. Each of the Plan Documents shall have been executed and delivered as contemplated by this Plan, and any funding required under such documents to be delivered on the Effective Date shall have been delivered; and

12.2.6. All corporate matters necessary to effect the transactions contemplated by this Plan shall have been completed, in form and substance reasonably satisfactory to the Joint Plan Proponents, including execution and delivery of the Plan Documents.

Section 12.3. Waiver of Conditions. The Joint Plan Proponents may together waive any conditions to Confirmation or the Effective Date, in whole or in part; provided, however, that the Ad Hoc Committee may waive, in its sole discretion, any condition that any order be a Final Order.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

ARTICLE XIII.

RETENTION OF JURISDICTION

Following Confirmation and until such time as all payments and distributions required to be made and all other obligations required to be performed under this Plan have been made and performed, the Bankruptcy Court shall retain jurisdiction as is legally permissible, including for the following purposes:

Section 13.1. Claims and Interests. To determine the allowability, classification, or priority of Claims against and Interests in the Debtor not otherwise resolved by allowance, disallowance or estimation by this Plan or the Confirmation Order;

Section 13.2. Injunction, etc. To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, including, but not limited to, the Confirmation Order or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Case on or before the Effective Date with respect to any Person;

Section 13.3. Fees. To determine any all applications for allowance of compensation and expense reimbursement of Professionals for periods on or before the Effective Date;

Section 13.4. Dispute Resolution. To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the making of distributions hereunder;

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

Section 13.5. Leases and Executory Contracts. To determine any and all disputes regarding Cure Claims, and any disputes regarding the ability of the Debtor to assume any executory contracts or unexpired leases pursuant to Section 10.1;

Section 13.6. Actions. To determine all applications, motions, adversary proceedings (including the D&O Adversary and all other Non-Settled D&O Actions), contested matters, actions, and any other litigated matters instituted prior to the closing of the Case, including any remands;

Section 13.7. General Matters. To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code, Bankruptcy Rules or Local Bankruptcy Rules;

Section 13.8. Plan Modification. To modify the Plan under Bankruptcy Code Section 1127 in order to remedy any defect, cure any omission, or reconcile any inconsistency in the Plan, the Confirmation Order or the Plan Documents so as to carry out the Plan’s intent and purposes;

Section 13.9. Aid Consummation. To issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person, to the full extent authorized by the Bankruptcy Code;

Section 13.10. Implementation of Confirmation Order. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

Section 13.11. Resolve Disputes. To resolve any disputes concerning whether a Person had sufficient notice of the Case, the Disclosure Statement hearing, or the Confirmation Hearing, for any purpose;

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

Section 13.12. Determine Tax Liability. To determine any tax liability pursuant to section 505 of the Bankruptcy Code;

Section 13.13. Orders. To resolve any dispute or matter arising under or in connection with any order of the Bankruptcy Court entered in the Case;

Section 13.14. Final Order. To enter Final Orders closing the Case; and

Section 13.15. Other. To determine such other matters as may be set forth in the Confirmation Order or as may arise in connection with the Plan, Confirmation Order and/or any other agreement or transaction entered into pursuant to or in connection with this Plan.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

Section 14.1. Pre-Confirmation Modification. This Plan may be altered, amended or modified jointly by the Joint Plan Proponents, before the Confirmation Date, as provided in Bankruptcy Code Section 1127.

Section 14.2. Post-Confirmation Immaterial Modification. The Joint Plan Proponents may, without notice to all holders of Claims and Interests, insofar as it does not materially and adversely affect the interest of holders of Claims or Interests, jointly correct any defect, omission or inconsistency in this Plan in such manner and to such extent as may be necessary to expedite the execution of this Plan.

Section 14.3. Post-Confirmation Material Modification. This Plan may be altered or amended after the Confirmation Date by the Joint Plan Proponents as provided in Bankruptcy Code Section 1127.

Section 14.4. Withdrawal of Plan. The Joint Plan Proponents may, upon mutual agreement, withdraw this Plan in their discretion. Either of the Joint Plan Proponents may unilaterally withdraw this Plan in the event that such Joint Plan Proponent terminates the Plan Support Agreement.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

Section 14.5. Duties of Disbursing Agent and the Designated Derivative Shareholder. The duties of the Disbursing Agent are only as herein specifically provided and are purely ministerial in nature.

14.5.1. The Disbursing Agent and the Designated Derivative Shareholder shall incur no liability whatsoever for any action taken, or failure to act, except for its own gross negligence or willful misconduct.

14.5.2. In the performance of its duties hereunder, the Disbursing Agent and the Designated Derivative Shareholder shall be entitled to rely on any document, instrument or signature reasonably believed to be genuine.

14.5.3. The Disbursing Agent and the Designated Derivative Shareholder may assume that any party purporting to give any notice in writing has been duly authorized to do so.

Section 14.6. Statutory Committees. Upon the Effective Date, any official committees appointed in the Case shall be dissolved and shall be released and discharged from any further rights and duties in connection with the Case; provided, however, that the Official Committee of Unsecured Creditors shall continue solely for purposes of prosecuting any fee applications and substantial contribution by its members. The reasonable fees and expenses of such shall be paid by Reorganized SeraCare.

Section 14.7. Successors and Assigns. The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Person.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

Section 14.8. Governing Law. Except to the extent that the Bankruptcy Code is applicable, the rights and obligations arising under this Plan shall be governed by and construed and endorsed in accordance with the laws of the State of California, without giving effect to any conflicts principles that would require the application of the law of another jurisdiction.

Section 14.9. Notices. All notices, requests or demands for payments provided for in this Plan shall be in writing and shall be deemed to have been given (a) when personally delivered by hand, or (b) when received by courier service or telecopier. Notices and requests shall be addressed and sent, postage prepaid or delivered, to:

To the Debtor:

Susan Vogt

Chief Executive Officer

SeraCare Life Sciences, Inc.

375 West Street

West Bridgewater, Massachusetts 02379

Paul Couchot

Winthrop Couchot, PC

660 Newport Center Drive

Newport Beach, California 92660

To the Ad Hoc Committee:

Mark Bane

Ropes & Gray LLP

45 Rockefeller Center

New York, New York, 10045

D. Ross Martin

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Thomas E. Patterson

Klee Tuchin Bogdanoff & Stern LLP

2121 Avenue of the Stars

Los Angeles, California 90067

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

To the Official Committee of Unsecured Creditors (for any notices deliverable to them)

Henry Kevane

Pachulski Stang Ziehl Young Jones & Weintraub LLP

150 California Street, 15th Floor

San Francisco, California 94111

or to any other address designated by the foregoing by notices to all parties of interest who have filed a notice of appearance (which has not been withdrawn) pursuant to Rule 2002 of the Bankruptcy Rules.

Section 14.10. Severability. Except as to terms which would frustrate the overall purpose of this Plan, should any provision in this Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operating effect of any or all other provisions of this Plan.

Section 14.11. Confirmation Order. The Confirmation Order shall ratify all transactions effected by the Debtor during the period commencing on the Petition Date and ending on the Confirmation Date except for any acts constituting willful misconduct, gross negligence, or fraud.

Section 14.12. Final Orders. The Ad Hoc Committee may, in its sole discretion, waive any requirement in the Plan for a Final Order.

Section 14.13. No Admissions. Notwithstanding anything herein to the contrary, nothing contained in the Plan or the Disclosure Statement shall be deemed as an admission by the Joint Plan Proponents with respect to any matter set forth herein, including, without limitation, any liability on or treatment of any Claim, or the propriety of a Claim’s classification.

Section 14.14. Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtor, creditors, holders of equity interests, and their respective successors and assigns.

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

SERACARE LIFE SCIENCES, INC.

Dated: December 29, 2006	/s/
West Bridgewater, Massachusetts	By:	Susan L. N. Vogt
	Title:	President & Chief Executive Officer

AD HOC EQUITY COMMITTEE OF SERACARE LIFE SCIENCES, INC.

By its authorized attorneys, ROPES & GRAY LLP

/s/
Dated: December 29, 2006	By:	D. Ross Martin
Boston, Massachusetts	Title:	Member of the firm

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

CERTIFICATE OF SERVICE

I, JEANNIE MARTINEZ, declare as follows:

I am employed in the County of Orange, State of California; I am over the age of eighteen years and am not a party to this action; and my business address is 660 Newport Center Drive, Fourth Floor, Newport Beach, California 92660, in said County and State.

On December 29, 2006, I served the following document(s): FIRST AMENDED JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED on each of the interested parties (stated on the attached service list/as follows):

SEE ATTACHED SERVICE LIST

by the following means of service:

☒	BY ELECTRONIC MAIL: On the above-mentioned date, from Newport Beach, California, I caused each such document to be transmitted electronically to the parties at the e-mail address indicated above. To the best of my knowledge, the transmission was reported as complete, and no error was reported that the electronic transmission was not completed. A return receipt was requested at the time of the transmission of each such document and I did not receive a notice of failure of receipt of each such document.

☒	I am employed in the office of Winthrop Couchot Professional Corporation. Paul J. Couchot is a member of the bar of this Court.

☒	(FEDERAL)	I declare under penalty of perjury that the foregoing is true and correct.

Executed on December 29, 2006, at Newport Beach, California.

/s/
JEANNIE MARTINEZ

Initials

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

United States Trustee Mary Testerman Duvoisin, Esq. 402 W. Broad Street., Suite 600 San Diego, CA 92101 mary.m.testerman@usdoj.gov	Debtor SeraCare Life Sciences, Inc. Susan Vogt, CEO 375 West Street West Bridgewater, MA 02379 svogt@seracare.com	SeraCare Life Sciences, Inc. 20 Largest/Taxing Auth. List WITH EMAIL ADDRESSES Doc. No. 111961.003

Committee Counsel Hamid Rafatjoo, Esq. Pachulski, Stang, Ziehl, Young, Jones & Weintraub 10100 Santa Monica Boulevard, 11th Floor Los Angeles, CA 90067-4100 hrafatjoo@pszyjw.com	Committee Counsel Henry C. Kevane, Esq. Maxim B. Litvak, Esq. Pachulski, Stang, Ziehl, Young, Jones & Weintraub 150 California Street, 15th Floor San Francisco, CA 94111-4500 hkevane@pszyjw.com	Counsel to Wyeth Pharmaceuticals, Inc. Ronald W. Alice, Esq. VP and Asst. General Counsel Wyeth Pharmaceuticals 500 Arcola Road, CC-3 Collegeville, PA 19426 alicer@wyeth.com

Bird Marella Attn: Vincent J. Marella, Esq. 1875 Century Park East, 23rd Floor Los Angeles, CA 90067-2561 vjm@birdmarella.com	Counsel for MIE Properties, Inc. Nolan, Plumhoff & Williams, Chartered Attn: Robert L. Hanley, Jr., Esq. 502 Washington Avenue Suite 700, Nottingham Centre Towson, MD 21204 rhanley@nolanplumhoff.com	Counsel for Barry Plost Munger, Tolles & Olson Attn: Mark Shinderman, Esq. 355 South Grand Ave., 35th Floor Los Angeles, CA 90071-1560 mark.shinderman@mto.com

Counsel for Union Bank Laura Stuart Taylor , Esq. Sheppard Mullin Richter & Hampton LLP 501 West Broadway Nineteenth Floor San Diego, CA 92101 ltaylor@sheppardmullin.com

Counsel for Instituto Grifols, S.A., Grifols Biologicals, Biomat and Plasmacare

DLA Piper US LLP

Attn: Sara L. Chenetz, Esq.

1999 Avenue of the Stars, 4th Floor

Los Angeles, CA 90067-6022

Jennifer.nassiri@dlapiper.com

RSN 4/5/06

O’Melveny & Myers LLP Brian Metcalf, Esq., Suzanne Uhland, Esq. – Andor Terner, Esq. 400 South Hope Street Los Angeles, CA 90071-2899 suhland@omm.com BMetcalf@OMM.com ATerner@OMM.com

Counsel for Brown Brothers Harriman & Co. Goodwin Proctor Gina Lynn Martin, Esq. Exchange Place Boston, MA 02109 gmartin@goodwinprocter.com	SEC - Pacific Regional Office Sandy Lavigna, Esq. Louie M. Adame 5670 Wilshire Boulevard, 11th Floor Los Angeles, CA 90036-3648 lavignas@sec.gov	Counsel for Commerce Bank Jeff Garfinkle, Esq. Buchalter Nemer APLC 18400 Von Karman Avenue, Suite 800 Irvine, California 92612-0514 jgarfinkle@buchalter.com RSN 3/24/06

Counsel for Ad Hoc Committee of Equityholders

Thomas E. Patterson, Esq. Martin R. Barash, Esq.

Klee Tuchin Bogdanoff & Stern

2121 Avenue of the Stars, 33rd Fl.

Los Angeles, CA 90067

tpatterson@ktbslaw.com

	Counsel for Ad Hoc Committee of Equityholders D. Ross Martin, Esq. Ropes & Gray LLP One International Place Boston, MA 02110 Ross.martin@ropesgray.com	Counsel for Ad Hoc Committee of Equityholders Mark Bane, Esq. Ropes & Gray LLP 45 Rockefeller Plaza New York, NY 10111 Mark.bane@ropesgray.com

Saul Holdings Limited Partnership Attn: Karen Halloran, Collections Manager 7501 Wisconsin Avenue, Suite 1500 Bethesda, MD 20814-6522 karen.halloran@bfsaulco.com RSN 4-4-06	Riverside Claims Attn: Neil Herskowitz 2109 Broadway, Suite 206 New York, NY 10023 notice@regencap.com RSN 4-6-06	A.G. Edwards & Sons, Inc. Attn: Jonathan Griffith 2801 Market Street 9th Floor, F Building St. Louis, MO 63103 Jonathan.Griffith@agedwards.com RSN 4/6/06

Golden West Biologicals, Inc. John A. Viggianelli, Esq. 138 Escondido Avenue, Suite 116 Vista, CA 92084 javlaw@hotmail.com RSN 4.11.06	American Express Travel Related Svcs Co Inc Corp Card Becket and Lee LLP Gilbert B. Weisman P.O. Box 3001 Malvern PA 19355-0701 gweisman@becket-lee.com	Counsel for Dell Marketing, L.P. Reclamation Claim Hughes Luce LLP Attn: Sabrina L. Streusand 111 Congress Avenue, Suite 900 Austin, TX 78701 streuss@hughesluce.com RSN 4/12/06

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED

Counsel for Max Phillips & Len Ganz, derivatively on behalf of SeraCare Life Sciences, Inc.

Brian J. Robbins, Esq.

Robbins Umeda & Fink, LLP

610 West Ash Street, Suite 1800

San Diego, CA 92101

robbins@ruflaw.com

RSN 4/17/06

Attys for Arthur Kazarian, Trustee for General Wood Investment Trust and Seaside Development LLC

Lawrence J. Hilton, Esq.

Hewitt & O’Neil LLP

19900 MacArthur Blvd., Suite 1050

Irvine, CA 92612

lhilton@hewittoneil.com

RSN 4.19.06

Attorneys for Ventria Bioscience Victor A. Vilaplana, Esq. Seltzer Caplan McMahon Vitek 750 B Street, Suite 2100 San Diego, CA 9101 vavilaplana@foley.com RSN 4/20/06

RSN 5/15/06

Attys for Junior Lienholders/Barrett Secured Subordinated Lenders

Irell & Manella

Jeffrey M. Reisner, Esq. / Mike D. Neue, Esq.

840 Newport Center Drive,

Suite 400

Newport Beach, CA 92660-6324

jreisner@irell.com

mneue@irell.com

	Iron Mountain Information Management, Inc. c/o Bartlett Hackett Feinberg PC Frank F. McGinn, Esq. 155 Federal St., 9th Fl. Boston, MA 02110 ffm@bostonbusinesslaw.com	6/20/06 t/c RSN Genghis Capital John A. D’Urso, Jr., Principal 99 Battery Place, 25th Fl. New York, NY 10280 junkmstr@nyc.rr.com

RSN 6/26/06
Counsel for Proliant, Inc. Jeffrey W. Courter, Esq. Nyemaster Good West Hansell & O’Brien P.C. 700 Walnut Street, Suite 1600 Des Moines, IA 50309-3899 jwc@nyemaster.com

Attys for Party in Interest,
Wade Y. Sato

Frank J. Johnson, Esq.

Bret M. Weaver, Esq.

Johnson Law Firm

402 w. Broadway, 27th Floor

San Diego, CA 92101

brett@johnsonlawfirmapc.com

frank@johnsonlawfirmapc.com

Counsel to Pepco Gregory Salvato, Esq. Parker Milliken Clark O’Hara & Samuelian 555 S. Flower Street, 30th Floor Los Angeles, CA 90071 gsalvato@pmcos.com

Counsel for Potential Bidder Luckey McDowell, Esq. Baker Botts LLP 2001 Ross Avenue Dallas, TX 75201-2980 luckey.mcdowell@bakerbotts.com	Counsel for Investor Group Ali M. M. Mojdehi, Esq. Baker & McKenzie LLP Twelfth Floor, 101 West Broadway San Diego, CA 92101 ali.m.m.mojdehi@bakernet.com	Counsel for Carolina Casualty Insurance Co. Joanne J. Matousek, Esq. Duane Morris LLP 227 West Monroe St., Suite 3400 Chicago, IL 60606-5098 JJMatousek@duanemorris.com

Attys for BF Saul Co. Saul Centers Inc.

Neal J. Levitsky, Esq.

Seth A. Niederman, Esq.

Fox Rothschild LLP

919 N. Market Street, Suite 1300

PO Box 2323

Wilmington, DE 19899-2323

nlevitsky@foxrothschild.com

sniederman@foxrothschild.com

RSN 9/5/06

	SeraCare Life Sciences, Inc. Susan Vogt, CEO 375 West Street West Bridgewater, MA 02379 ggould@seracare.com	Willkie, Farr & Gallagher David Mrazik, Esq. 787 Seventh Avenue New York, NY 10019-6099 dmrazik@willkie.com

Attys for Federal Defendant, U.S. Dept of Health and Human Services, the National Institutes of Health

Gioconda R. Molinari

Special Assistant U.S. Attorney

Health Care Financing Administration

50 United Nations Plaza, Room 420

San Francisco, CA 94102

Gioconda.molinari@hhs.gov

Financial Balloting Group, LLC Attn: Jane Sullivan, Executive Director 757 Third Ave., 3rd Floor New York, NY 10017 jsullivan@fbgllc.com

JOINT PLAN OF REORGANIZATION OF THE DEBTOR AND THE AD HOC EQUITY COMMITTEE, AS MODIFIED